UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 2, 2007

Arena Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	000-31161	23-2908305
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

6166 Nancy Ridge Drive, San Diego, California 92121
(Address of principal executive offices)   (Zip Code)

858.453.7200

(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

In this report, “Arena Pharmaceuticals,” “Arena,” “we,” “us” and “our” refer to Arena Pharmaceuticals, Inc. and/or our wholly owned subsidiary, BRL Screening, Inc., unless the context otherwise provides.

Item 1.01 Entry into a Material Definitive Agreement.

On May 2, 2007, pursuant to an Agreement of Purchase and Sale (the “Agreement”) that was originally with BioMed Realty, L.P., a Maryland limited partnership (“BioMed”) and later assigned by BioMed to one of its subsidiaries, BMR-6114-6154 Nancy Ridge Drive LLC, a Delaware limited liability company (“BMR”), we sold to BMR (a) the real property commonly known as 6114 Nancy Ridge Drive, 6118 Nancy Ridge Drive, and 6154 Nancy Ridge Drive, the buildings and other improvements and permanent fixtures located on such real property, and certain facility-related personal property (collectively, the “Properties”) and (b) our right, title and interest in and to the option to purchase the real property, buildings, improvements and permanent fixtures located at 6122-6124-6126 Nancy Ridge Drive (the “Option Property”). The Properties and Option Property are located in San Diego, California. BioMed is the operating partnership of BioMed Realty Trust, Inc., a Maryland corporation.

In connection with the closing of this transaction, on the same date, we entered into agreements with BMR to lease back the Properties. The leases are 20-year leases, and we have two consecutive options to extend the terms of the leases for five years each. Initial base rent for the Properties (net of taxes, insurance and maintenance costs (i.e., triple net) for which we are responsible) is an aggregate of approximately $376,115 per month, which is subject to an annual upward adjustment of 2.5% per year. Our lease payments may also be increased if we make certain improvements to the Properties as described in Item 2.01 below.

We will continue to lease a portion of the Option Property from the current owner through the expiration of the lease with such entity, at which time we expect that BMR will exercise the purchase option and rent will commence under a lease with BMR for a term that is concurrent with the leases for the Properties and at an initial base rent (triple net) of approximately $64,998 per month, which would be subject to an annual upward adjustment of 2.5% per year. In addition, subject to certain restrictions, we will have the option to repurchase the Properties and, if applicable, the Option Property on the 10th, 15th or 20th anniversary of the execution date of the leases.

Item 2.01 Completion of Acquisition or Disposition of Assets.

As described in Item 1.01 above, on May 2, 2007, pursuant to the Agreement, we sold to BMR the Properties and the option to purchase the Option Property, and leased back the Properties from BMR. Pursuant to the Agreement, BMR paid us $50.1 million for the Properties and the option to purchase the Option Property. If, at our election, we complete certain improvements to the Properties, BMR will pay us up to an additional $16 million and our aggregate lease payments would be increased. The amount of such increase would depend on the year in which such improvements are completed, if ever, with the initial amount of such increase for 2007 set at, assuming we receive the full $16 million, approximately $120,000 per month and increasing by approximately 2.5% each year.

We have agreed to pay a broker a market-based commission based on amounts we receive from BMR.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Items 1.01 and 2.01 above are incorporated into this Item 2.03 by reference.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

2.1                   Agreement of Purchase and Sale, dated as of March 21, 2007, by and between Arena Pharmaceuticals, Inc., and BMR-6114-6154 Nancy Ridge Drive LLC (as assignee of BioMed Realty, L.P.)

Forward-Looking Statements

Certain statements in this Form 8-K are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements about completing improvements to the Properties, BMR’s potential payments to us, and other statements that are not historical facts. For such statements, we claim the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from our expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, if we do not satisfy the conditions for receiving additional payments from BMR. Additional factors that could cause actual results to differ materially from those stated or implied by our forward-looking statements are disclosed in our filings with the Securities and Exchange Commission. These forward-looking statements represent our judgment as of the time of the filing of this Form 8-K. We disclaim any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 8, 2007	Arena Pharmaceuticals, Inc.

	By:	/s/ Steven W. Spector
Steven W. Spector
Senior Vice President, General Counsel and
Secretary

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement of Purchase and Sale, dated as of March 21, 2007, by and between Arena Pharmaceuticals, Inc., and BMR-6114-6154 Nancy Ridge Drive LLC (as assignee of BioMed Realty, L.P.)